UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2026

TaskUs, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40482	83-1586636
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Independence Drive, Suite 100

New Braunfels, Texas 78132

(Address of Principal Executive Offices) (Zip Code)

(888) 400-8275

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	TASK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the previous announcement of TaskUs, Inc. (the “Company”), regarding its secured commitments for a comprehensive refinancing of its existing credit facilities, on March 11, 2026 (the “Amendment Date”), TU MidCo, Inc. (“MidCo”), a wholly-owned subsidiary of the Company, TU BidCo, Inc. (the “Borrower”), a direct wholly-owned subsidiary of MidCo, and certain of the Borrower’s other subsidiaries (together with MidCo, the “Guarantors”) entered into a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. The Second Amended and Restated Credit Agreement amends and restates the existing Amended and Restated Credit Agreement, initially dated as of September 25, 2019 (as amended and restated on September 7, 2022 and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the Amendment Date, the “Existing Credit Agreement”) among MidCo, the Borrower, the other Guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

On the Amendment Date, the Borrower borrowed term loans in an amount equal to $500,000,000 and received revolving commitments in an amount equal to $100,000,000. The proceeds of the term loans were used to refinance outstanding borrowings under the Existing Credit Agreement and to pay transaction fees and expenses and will be used to fund the previously announced special cash dividend to the Company’s stockholders. The Borrower will be able to draw on the revolving commitments for working capital and general corporate purposes (including permitted acquisitions).

Loans made under the Second Amended and Restated Credit Agreement will bear interest, at the Borrower’s option, either at (i) a Term SOFR rate plus a margin of 2.75% per annum, subject to a Term SOFR rate floor of 0.00% or (ii) an alternative base rate plus a margin of 1.75% per annum, subject to an alternative base rate floor of 1.00%.

Commencing with the fiscal quarter ending September 30, 2026, the Borrower will be required to make quarterly amortization payments on the last business day of each fiscal quarter in an aggregate principal amount equal to 1.25% of the original principal amount of the term loans for the fiscal quarter ending September 30, 2026 through the fiscal quarter ending March 31, 2029, 1.875% of the original principal amount of the term loans for the fiscal quarter ending June 30, 2029 through the fiscal quarter ending March 31, 2030 and 2.50% of the original principal amount of the term loans thereafter until the maturity date of the term loans. The term loans and revolving commitments under the Second Amended and Restated Credit Agreement will mature on the date that is five years following the Amendment Date.

The Second Amended and Restated Credit Agreement includes a financial maintenance covenant, tested as of the last day of any fiscal quarter, consisting of a consolidated total net leverage ratio not to exceed 3.25 to 1.00.

In addition, the Second Amended and Restated Credit Agreement amended certain covenants of the Existing Credit Agreement to generally provide additional flexibility for the Borrower. All other terms and collateral securing the loans will remain substantially the same as the Existing Credit Agreement except as otherwise amended by the Second Amended and Restated Credit Agreement.

The foregoing description of the Second Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of September 25, 2019 and as amended and restated on September 7, 2022, and further amended and restated on March 11, 2026, among TU MidCo, Inc., TU BidCo, Inc., the guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and an L/C issuer, and the lenders and L/C issuers party thereto from time to time.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TASKUS, INC.

	By:	/s/ Balaji Sekar
Name: Balaji Sekar
Title: Chief Financial Officer

Date: March 17, 2026